Exhibit 23.3

Ernst & Young LLP Chartered Accountants Ernst & Young Tower 222 Bay Street, P.O. Box 251 Toronto, Ontario M5K 1J7 Tel: 416 864 1234 Fax: 416 864 1174 ey.com/ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2012 with respect to the financial statement of the Sprott Physical Platinum and Palladium Trust as at December 31, 2011, included in the Registration Statement (Form F-1) and related Prospectus of the Sprott Platinum and Palladium Trust (the “Trust”) dated March 1, 2012.

Toronto, Canada	Chartered Accountants
March 1, 2012	Licensed Public Accountants

A member firm of Ernst & Young Global Limited